Exhibit 99.B(d)(58)

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT
SEI INSTITUTIONAL MANAGED TRUST

AGREEMENT made as of this 12th, day of January, 2016 between SEI Investments Management Corporation (the “Adviser”) and Parametric Portfolio Associates LLC (the “Sub-Adviser”).

WHEREAS, SEI Institutional Managed Trust, a Massachusetts business trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated December 16, 1994, as amended (the “Advisory Agreement”) with the Trust, pursuant to which the Adviser acts as investment adviser to each series of the Trust set forth on Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”), as such Schedule may be amended by mutual agreement of the parties hereto; and

WHEREAS, the Adviser and the Sub-Adviser have previously entered into an investment advisory agreement dated June 27, 2005, as amended June 25, 2014, March 25, 2015 and June 23, 2015 and desire to amend and restate such investment advisory agreement pursuant to the terms hereof; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of a Fund, and the Sub-Adviser is willing to render such investment advisory services; and

WHEREAS, a Fund may be managed by the Adviser or one or more other sub-advisers selected by the Adviser that make purchase or sale recommendations with respect to certain assets of the Fund, with those recommendations executed as appropriate by a separate sub-adviser (the “Overlay Manager”); and

WHEREAS, the Adviser desires to appoint Sub-Adviser to serve as Overlay Manager with respect to the Assets of each Fund set forth on Schedule A under the heading “Overlay Services” attached hereto and Sub-Adviser is willing to provide such services.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Duties of the Sub-Adviser. Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of each Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)                       The Sub-Adviser shall, in consultation with and subject to the direction of the

Adviser, determine from time to time what Assets will be purchased, retained or sold by a Fund, and what portion of the Assets will be invested or held uninvested in cash.

(b)                                 In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein), and the Prospectus, Compliance Policies and Procedures and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)                                  The Sub-Adviser shall determine the Assets to be purchased or sold by a Fund as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in a Fund’s Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with all federal securities laws. In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Board of Trustees of the Trust and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including a Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will a Fund’s Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)                                 The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of a Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to a Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)                                  The Sub-Adviser shall provide a Fund’s custodian on each business day with information relating to all transactions concerning a Fund’s Assets and shall provide the Adviser with such information upon request of the Adviser.

(f)                                   To the extent called for by the Trust’s Compliance Policies and Procedures, or as reasonably requested by a Fund, the Sub-Adviser shall provide the Fund with information and advice regarding Assets to assist the Fund in determining the appropriate valuation of such Assets.

(g)                                  The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.

(h)                                 The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(i)            (i)            Except under the circumstances set forth in subsection (ii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in a Fund. If the Sub-Adviser receives a misdirected proxy, it shall promptly forward such misdirected proxy to the Adviser.

(ii)           The Sub-Adviser hereby agrees that upon 60 days’ written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held as Assets in a Fund. As of the time the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the

Adviser shall instruct the custodian and other parties providing services to a Fund to promptly forward misdirected proxies to the Sub-Adviser.

(j)                                    In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a portfolio that is under common control with a Fund concerning the Assets, except as permitted by the policies and procedures of a Fund. The Sub-Adviser shall not provide investment advice to any assets of a Fund other than the Assets.

(k)                                 On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to a Fund and to such other clients under the circumstances.

(l)                                     The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request. The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

(m)                             With respect to the Assets of a Fund, the Sub-Adviser shall file any required reports with the SEC pursuant to Section 13(f) and Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

To the extent permitted by law, the services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s partners, officers, employees or control affiliates; provided, however, that the use of such mediums does not relieve the Sub-Adviser from any obligation or duty under this Agreement.

2.                                      Additional Duties of the Sub-Adviser as Overlay Manager. Subject to the provisions of Section 1 of this Agreement, the Sub-Adviser shall provide the following additional investment advisory services with respect to the Assets of a Fund for which Sub-Adviser serves as Overlay Manager:

(a)         the Adviser shall inform Overlay Manager of the sub-advisers that will make purchase or sale recommendations with respect to the Assets of the Fund and the percentage of the Assets of the Fund that are allocated to each such sub-adviser. The Adviser will also inform Overlay Manager if the Adviser will make purchase or sale recommendations with respect to the Assets of the Fund and the percentage of the Assets of the Fund that are allocated to Adviser. The Adviser shall deliver to Overlay Manager the purchase and sale recommendations of the

Adviser and each sub-adviser in the form of model portfolios or otherwise as appropriate, at such times and in such manner as the Adviser deems appropriate.

(b)         Overlay Manager shall execute the purchase and sale recommendations of the Adviser and each sub-adviser with respect to the portion of the Assets of each Fund allocated to Adviser or such sub-adviser, with discretion to determine the timing and manner of such execution and subject to any guidelines, limitations or restrictions provided by the Adviser in writing.

3.                                   Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust (as defined herein), the Prospectus, Compliance Policies and Procedures, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

4.                        Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)                   The Trust’s Agreement and Declaration of Trust as filed with the Secretary of State of the Commonwealth of Massachusetts (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b)                   By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”); and

(c)                    Prospectus of each Fund.

The Adviser will furnish copies of amendments to the documents specified above to the Sub-Adviser or otherwise provide reasonable notification of changes to any terms of such documents affecting Sub-Adviser’s obligations under this Agreement.

5.                                   Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement. The fee will be calculated based on the average daily value of the Assets, excluding cash, under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Paragraph with respect to any day that the value of the Assets under the Sub-Adviser’s management equals zero. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

6.                                   Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the performance of the Adviser’s obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

7.                                      Duration and Termination. This Agreement shall become effective upon approval by the Trust’s Board of Trustees and its execution by the parties hereto. Pursuant to the exemptive relief obtained in the SEC Order dated April 29, 1996, Investment Company Act Release No. 21921, approval of the Agreement by a majority of the outstanding voting securities of a Fund is not required, and the Sub-Adviser acknowledges that it and any other sub-adviser so selected and approved shall be without the protection (if any) accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust. As used in this Paragraph 7, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

8.                                      Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:

(a)                                 in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the

Advisers Act; and

(b)                                 to the extent that the Sub-Adviser’s activities or services could affect a Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser (the policies and procedures referred to in this Paragraph 7(b), along with the policies and procedures referred to in Paragraph 7(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

9.                                      Reporting of Compliance Matters.

(a)         The Sub-Adviser shall promptly provide to the Trust’s Chief Compliance Officer(“CCO”) the following documents:

(i)            a summary report of any “deficiency letter” or similar correspondence identifying specific concerns, issues, alleged deficiencies or violations of law issued by the SEC in connection with an SEC examination relating to the Sub-Adviser’s investment advisory business and summaries of the Sub-Adviser’s responses thereto, provided further that the Trust’s CCO and/or members of the SEI Funds Compliance Department may have access to and inspect copies of all such deficiency letters at the Sub- Adviser’s principal office;

(ii)           a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(iii)          a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;

(iv)          a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(v)                                 an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Paragraphs 8 and 9 of this Agreement.

(b)                                 The Sub-Adviser shall also provide the Trust’s CCO with:

(i)            a summary report of the testing, analyses, reports and other documentation, that the Sub-Adviser’s chief compliance officer relies upon to monitor the effectiveness of the implementation of the Sub- Adviser’s Compliance Program; provided further that the Trust’s CCO and/or members of the SEI Funds Compliance Department may have access to and inspect copies of all such testing, analyses, reports and other documentation at the Sub-Adviser’s principal office; and

(ii)           reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

10.                               Governing Law. This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

11.                               Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

12.                               Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:                                                                                                                                                                                                                  SEI Investments Management Corporation

One Freedom Valley Drive

Oaks, PA 19456

Attention: Legal Department

To the Trust’s CCO at:                                                                                                                                                                                        SEI Investments Management Corporation

One Freedom Valley Drive

Oaks, PA 19456

Attention: Russ Emery

To the Sub-Adviser at:                                                                                                                                                                                         Parametric Portfolio Associates LLC

1918 Eighth Avenue #3100

Seattle, WA 98101

Attention: CFO

13.                               Non-Solicitation. The Sub-Adviser hereby agrees that so long as the Sub-Adviser provides services to the Adviser or the Trust and for a period of one year following the date on which the Sub-Adviser ceases to provide services to the Adviser and the Trust, the Sub-Adviser shall not knowingly for any reason, directly or indirectly, on the Sub- Adviser’s own behalf or on behalf of others, solicit for hire any person employed by the Adviser, whether or not such person is a full-time employee or whether or not any person’s employment is pursuant to a written agreement or is at-will. The Sub-Adviser further agrees that, to the extent that the Sub-Adviser breaches the covenant described in this paragraph, the Adviser shall be entitled to pursue all appropriate remedies in law or equity.

14.                               Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

15.                               Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

In the event the terms of this Agreement are applicable to more than one portfolio of the Trust (for purposes of this Paragraph 15, each a “Fund”), the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Paragraph 7 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

16.                               Miscellaneous.

(a)         A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.

(b)         Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	Parametric Portfolio Associates LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Christine C. Smith

Name:	Name:

Stephen Beinhacker	Christine C. Smith

Title:	Title:

Managing Director	Chief Administrative Officer

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Parametric Portfolio Associates LLC

As of December XX, 2015

SEI INSTITUTIONAL MANAGED TRUST

Overlay Services

Large Cap Fund

Large Cap Value Fund

Large Cap Growth Fund

Tax-Managed Managed Volatility Fund

Tax-Managed Large Cap Fund

Tax-Managed Small/Mid Cap Fund

Small Cap Fund

Small Cap Value Fund

Small Cap Growth Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Parametric Portfolio Associates LLC

As of December XX, 2015

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Tax-Managed Managed Volatility Fund                                                                                                                                                                            [REDACTED]

Large Cap Fund, Large Cap Value Fund, Large Cap Growth Fund, Tax-Managed Large Cap Fund,  Tax-Managed Small/Mid Cap Fund, Small Cap Fund, Small Cap Value Fund and Small Cap Growth Fund

As of the effective date of this Agreement, the Sub-Adviser currently provides investment advisory/sub-advisory overlay services to the following SEI mutual funds (each an “Overlay Services SEI Fund”, collectively the “Overlay Services SEI Funds”):

•                                                                                                    SEI Institutional Managed Trust Large Cap Fund;

•                                                                                                    SEI Institutional Managed Trust Large Cap Value Fund;

•                                                                                                    SEI Institutional Managed Trust Large Cap Growth Fund;

•                                                                                                    SEI Institutional Managed Trust Tax-Managed Large Cap Fund;

•                                                                                                    SEI Institutional Managed Trust Tax-Managed Small/Mid Cap Fund;

•                                                                                                    SEI Institutional Managed Trust Small Cap Fund;

•                                                                                                    SEI Institutional Managed Trust Small Cap Value Fund;

•                                                                                                    SEI Institutional Managed Trust Small Cap Growth Fund;

•                                                                                                    New Covenant Growth Fund; and

•                                                                                                    Catholic Values Equity Fund

The Sub-Adviser shall receive from the Adviser a single, combined monthly fee for services provided to the Overlay Services SEI Funds. The average daily assets of each Overlay Services SEI Fund (the “Individual Overlay Assets”) will be applied to the fee schedule set forth in Table 1 to determine each Overlay Services SEI Fund’s pro rata portion of the total monthly fee.

Table 1

[REDACTED]

2

The total fee is calculated by aggregating the Individual Overlay Asset fees determined for each Overlay Service SEI Fund and multiplying the sum by the discount set forth below in Table 2. The discount is determined by aggregating all Individual Overlay Assets. In all cases, the fees represent “waterfall” or declining incremental fees, and increasing incremental discounts.

Table 2

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Parametric Portfolio Associates LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Christine C. Smith

Name:	Name:

Stephen Beinhacker	Christine C. Smith

Title:	Title:

Managing Director	Chief Administrative Officer

3